Exhibit 99.1

ADT REPORTS SECOND QUARTER 2020 RESULTS

Continued strong revenue and cash flow generation
Residential customer demand significantly strengthened throughout the quarter
Improvements in customer retention and revenue payback
Signed comprehensive long-term strategic partnership with Google
Google to acquire $450 million of ADT Class B common stock
Providing improved 2020 full year outlook

BOCA RATON, FL – August 5, 2020 – ADT Inc. (NYSE: ADT), a leading provider of security, automation, and smart home solutions serving consumer and business customers in the United States, today reported the results for its second quarter of 2020.
SECOND QUARTER 2020 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)
•Total revenue of $1,331 million, up 4% from $1,284 million
•Net loss of $107 million, compared to $104 million
•Year to date net cash provided by operating activities of $629 million, compared to $979 million
•Year to date net cash used in investing activities of $536 million, compared to $788 million
•Year to date net cash used in financing activities of $96 million, compared to $515 million
•Adjusted EBITDA of $563 million, compared to $630 million
•Year to date Adjusted Free Cash Flow(2) of $405 million, compared to $292 million.
•Trailing twelve-month revenue payback improved to 2.3 years from 2.4 years
•Trailing twelve-month gross customer revenue attrition of 13.1%, an improvement of 20 bps

“Our strong financial results and operating performance underscore the resilience of our business model and the hard work of our entire team during the most challenging of circumstances brought about by COVID-19,” stated Jim DeVries, ADT's President and CEO. “During the quarter, we generated year-over-year revenue growth, robust free cash flow, an improved revenue payback multiple, and better customer retention, all while continuing to prioritize the well-being of our associates and customers. Simultaneously, we aggressively moved forward with our many strategic initiatives to optimize our long-term capabilities. Our groundbreaking strategic partnership with Google greatly advances our opportunities in security and smart home automation, and, along with other initiatives including consumer financing, Blue by ADT, and our Red Hawk and Defenders acquisitions, enhances ADT’s long-term growth platform and ability to create shareholder value in the years ahead.”

SECOND QUARTER 2020 RESULTS(1)(2)(3)
Total revenue was $1,331 million, up 4%, or $48 million year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1,041 million of total revenue, was down 4%, or $44 million over the same period last year. The decrease was primarily due to a reduction of revenue as a result of the sale of ADT Canada, partially offset by an increase in recurring monthly revenue (“RMR”) in U.S. operations. Installation and other revenue increased $92 million from a year ago. The increase was primarily due to a higher volume of revenue from security equipment sold outright to residential customers as a result of the Defenders acquisition and consumer financing enabled revenue model initiative, partially offset by a decrease in the volume of revenue from equipment sold outright to commercial customers as a result of COVID-19 and due to the sale of ADT Canada. In May, we began to transition our security system ownership model back to a predominately Company-owned model for residential transactions as a result of the finalization of our consumer financing program.
The Company reported a net loss of $107 million, compared to prior year’s net loss of $104 million and first quarter 2020 net loss of $300 million. The increase in net loss from the prior year period was driven by incremental selling, general and administrative expenses related to the consolidation of Defenders’ results that were previously capitalized in the price ADT paid for customer contracts when Defenders was a third party dealer, reduction of M&S revenue related to the sale of ADT Canada, and non-cash charges related to the changes in fair value of interest rate swap contracts. Contrary to the prior year period, we did not have a loss on extinguishment of debt and we also had higher installation and other revenue, net of the associated costs, which were a partial offset. Diluted earnings per share was $(0.14), flat to the prior year. Diluted earnings per share before special items was $(0.07) versus $(0.02) in the prior year.
Adjusted EBITDA was $563 million, down 11%, or $67 million year-over-year. On a sequential basis, Adjusted EBITDA improved by $24 million. The decrease in Adjusted EBITDA from the prior year period was driven by the previously disclosed impact from the acquisition of Defenders, the elimination of financial contribution from ADT Canada, and lower volume of commercial transactions due to COVID-19. Higher volume of outright sale residential transactions and spending controls were a partial offset.
Trailing twelve-month customer revenue payback improved to 2.3 years from 2.4 years in the second quarter of 2019. The improvement was a result of higher installation revenue, efficient marketing, sales and installation spend, and other productivity actions.
Trailing twelve-month gross customer revenue attrition was 13.1%, an improvement of approximately 20 basis points year-over-year and 40 basis points sequentially. The improvement is due to a variety of factors including, primarily, a lower rate of disconnects due to relocation and our continued focus on high quality customer service and retention initiatives.
Year to date net cash provided by operating activities was $629 million, compared to $979 million in the prior year. The decrease was primarily due to the settlement of a pre-existing revenue sharing relationship with Defenders, an increase in selling, general and administrative expenses primarily related to the Defenders acquisition, an increase in the volume of transactions in which equipment was sold outright to residential customers, and the sale of ADT Canada. The decrease was partially offset by a decrease in cash interest as a result of changes to the timing of interest payments. The remainder of the activity in cash flows provided by operating activities relates to the timing of certain working capital items.

Year to date net cash used in investing activities was $536 million, compared to $788 million in the prior year. The decrease in cash flows used in investing activities was primarily due to a decrease in the volume of dealer additions, an advanced payment received for dealer charge-backs in connection with the Defenders acquisition, and a decrease in the volume of subscriber capital expenditures as a result of our consumer financing program and revenue model initiative. These decreases were partially offset by an increase in cash used for business acquisitions, primarily due to the Defenders acquisition.
Year to date net cash used in financing activities was $96 million and consisted of dividend payments on common stock, net repayments of long-term borrowings, and payments associated with deferred financing fees, partially offset by net proceeds under our consumer receivables facility. In the prior year, net cash used in financing activities was $515 million and consisted primarily of net repayments of long-term borrowings, repurchases of common stock, payments associated with deferred financing fees, and dividend payments on common stock.
Year to date Adjusted Free Cash Flow was $405 million, up from $292 million. The improvement was driven primarily by lower spending on net subscriber acquisition costs, a decrease in interest payments as a result of changes to the timing of interest payments, receipt of the net proceeds under our consumer receivables facility, and lower capital expenditures. The improvement was partially offset by net impacts from the timing of certain working capital items, disposition of our Canadian operations, and other items in Adjusted EBITDA.

HIGHLIGHTS
ADT + Google Long-Term Commercial Agreement – ADT and Google entered into a long-term partnership to create the next generation of smart home security offerings. The partnership will combine Nest’s award-winning hardware and services, powered by Google’s machine learning technology, with ADT’s installation, service, and professional monitoring network to create a more helpful smart home and integrated experience for customers across the United States. The future ADT + Google helpful home security solution is expected to advance smart home offerings and attract new consumers seeking premium technology, end-to-end smart home service, and trusted security.
Google Equity Investment in ADT – Google will make a $450 million investment in ADT in exchange for shares of a newly created Class B common stock having all of the rights and preferences of ADT’s common stock except for the right to vote on the election, appointment or removal of directors. Upon the closing of Google’s equity investment in ADT, Google will own 6.6% of ADT’s outstanding aggregate common equity. Google’s equity investment, which is subject to customary closing conditions, is expected to close in the third quarter of 2020. Proceeds will be used to fuel growth and reduce leverage over time. Each company will commit an additional $150 million, subject to the achievement of certain milestones, to be used for co-marketing, product development, technology, and employee training to advance the partnership.
Dollar Tree Becomes Largest Commercial Customer – ADT Commercial announced in June it is joining forces with Dollar Tree, Inc. to help provide protection to its retail locations nationwide, marking the largest contract to-date for ADT Commercial. The agreement includes equipment and service enhancements, and 24x7 remote support from ADT. ADT Commercial will provide comprehensive and innovative security solutions and monitoring services at the majority of Dollar Tree and Family Dollar locations across the U.S.

Homebuilder D.R. Horton and ADT Help Protect More Families – ADT has been named the premier provider of smart home security and automation services for D.R. Horton, the country’s largest homebuilder by volume. As a part of a long-term agreement, D.R. Horton homes will be equipped through ADT’s dealer channel with industry leading smart home products and delivered ADT security-ready. Homeowners who choose ADT monitoring can seamlessly connect their smart home security system and connected devices with the easy-to-use ADT mobile app and use voice control features for simple, hands-free operation.
Extending Mobile Safety – ADT continues to expand its mobile safety platform to new users and applications. Lyft is now extending ADT’s mobile safety tools to its drivers, allowing both drivers and riders to quickly get emergency help if they ever feel unsafe during the ride. This rider safety functionality is now available nationwide to Lyft’s 30 million riders. In addition, the Safe by ADT platform now powers Instacart’s shopper safety and emergency response feature, allowing shoppers to quickly and discreetly contact emergency services anytime they may feel unsafe. The ADT-powered safety feature within the Instacart Shopper app can quickly connect shoppers to emergency services and share incident details, including GPS location. Finally, ADT’s newly updated mobile security app, SoSecure, was heralded and advocated by several state attorney generals (“AG”), including AGs in Florida and Alaska, and the AG Alliance as a valuable, and potentially life-saving tool for victims of domestic violence. ADT SoSecure provides users with a silent way to communicate their need for assistance to ADT monitoring professionals who can summon 911 help.
ADT Increases Philanthropy During National Crises – ADT responded to the COVID-19 health crisis by pledging $1 million in direct donations to more than 100 local non-profit organizations serving communities where ADT team members work and live. ADT pledged another $250,000 in donations to small businesses struggling through the health pandemic and social unrest. ADT Commercial donated meals to front-line healthcare workers at five U.S. hospitals. Together with the United Negro College Fund, ADT will create five scholarships for minority collegiate students and an internship and mentorship program to support their career development.
Quarterly Dividend – Effective August 5, 2020, the Company’s board of directors declared a cash dividend of $0.035 per share to common stockholders of record as of September 18, 2020. This dividend will be paid on October 2, 2020.

2020 UPDATED FINANCIAL OUTLOOK(2)(3)

Based on the strength of the second quarter results, the Company is updating its financial guidance as summarized below.
The 2020 Updated Financial Outlook assumes continued general economic disruption during the third quarter of 2020 due to stay at home restrictions and related COVID-19 impacts, followed by a progressive return to normal activity but in a moderately recessionary environment.
Additionally, in connection with the national rollout of the Company’s new consumer financing program and the second quarter launch of a new consumer receivables facility with Mizuho, the Company has renamed and amended its definition of Free Cash Flow before special items to Adjusted Free Cash Flow. The only change in the definition is that it now includes the net cash flows from the consumer receivables facility, which were contemplated in ADT’s original full year 2020 Preliminary Outlook shared in March and the Company’s 2020 Updated Financial Outlook in May.

(in millions)	2020 Prior Guidance	2020 Updated Guidance
Total Revenue	$5,000 - $5,300	$5,050 - $5,300
Adjusted EBITDA	$2,075 - $2,175	$2,100 - $2,200
Adjusted Free Cash Flow (2)	$600 - $700	$625 - $725

The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — “Non-GAAP Measures—Adjusted EBITDA” and “Non-GAAP Measures—Adjusted Free Cash Flow.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)	All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, and Diluted earnings per share before special items are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)
During the second quarter of 2020, Free Cash Flow before special items was renamed Adjusted Free Cash Flow to reflect the net cash flow associated with ADT’s consumer receivables facility, which supports the Company’s consumer financing program that launched nationally in 2020. The inclusion of the net cash flow associated with the Company’s consumer receivables facility represents the only revision to Free Cash Flow before special items. The net inflow under this facility during the second quarter was $19M.

(3)
Guidance excludes 3G and Code-Division Multiple Access (“CDMA”) radio conversion costs. There are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions. The Company continues to estimate the range of net costs for this replacement program at $200 million to $325 million, of which ADT incurred $37 million through June 30, 2020. ADT expects to incur $50 million to $100 million of net costs during 2020, of which the Company has incurred $12 million for the six months ended June 30, 2020. These amounts and ranges are net of any revenue the Company collects from customers associated with these radio replacements and cellular network conversions.

Media Inquiries:	Investor Relations:
Paul Wiseman - ADT paulwiseman@adt.com	Derek Fiebig - ADT tel: 561.226.2892 derekfiebig@adt.com

Conference Call
Management will discuss the Company’s second quarter of 2020 results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international) and requesting the ADT Second Quarter 2020 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com

An audio replay of the conference call will be available from approximately 8:00 p.m. ET on August 5, 2020, until 11:59 p.m. ET on August 19, 2020, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode, 13707182 or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website. From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding our Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.

ADT is a leading provider of security, automation, and smart home solutions serving consumer and business customers through more than 300 locations, 9 owned and operated monitoring centers, and the largest network of security professionals in the United States. The Company offers many ways to help protect customers by delivering lifestyle-driven solutions via professionally installed, do-it-yourself, mobile, and digital-based offerings for residential, small business, and larger commercial customers. For more information, please visit www.adt.com or follow us on Twitter, LinkedIn, Facebook, and Instagram.

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Adjusted Free Cash Flow, Net Income (Loss) before special items, and Diluted Earnings Per Share (“EPS”) before special items as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.

Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network; subscriber system asset expenditures; and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the cash flows as calculated in accordance with GAAP.
Adjusted Free Cash Flow
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for payments related to (i) net cash flow associated with our consumer receivables facility, (ii) financing and consent fees, (iii) restructuring and integration, (iv) integration related capital expenditures, (v) radio conversion costs, and (vi) other payments or receipts that may mask our operating results or business trends. As a result, subject to the limitations described below, Adjusted Free Cash Flow is a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
Adjusted Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Adjusted Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Adjusted Free Cash Flow in combination with the GAAP cash flow numbers.
During the second quarter of 2020, Free Cash Flow before special items was renamed Adjusted Free Cash Flow to reflect the net cash flow associated with our consumer receivables facility, which supports our consumer financing program that launched nationally in 2020. The inclusion of the net cash flow associated with our consumer receivables facility represents the only revision to Free Cash Flow before special items.

Net Income (Loss) before special items and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) the change in the fair value of interest rate swaps not designated as hedges, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. We believe that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2020 Updated Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, our strategic partnership with Google and Google’s related investments in our equity and ongoing relationship, and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$45	$49
Accounts receivable, net	259	287
Inventories, net	130	104
Work-in-progress	40	34
Prepaid expenses and other current assets	177	151
Total current assets	651	625
Property and equipment, net	334	329
Subscriber system assets, net	2,634	2,739
Intangible assets, net	6,235	6,670
Goodwill	5,219	4,960
Deferred subscriber acquisition costs, net	561	513
Other assets	324	248
Total assets	$15,958	$16,084

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$63	$58
Accounts payable	213	242
Deferred revenue	348	342
Accrued expenses and other current liabilities	613	477
Total current liabilities	1,237	1,120
Long-term debt	9,685	9,634
Deferred subscriber acquisition revenue	701	674
Deferred tax liabilities	1,031	1,166
Other liabilities	510	305
Total liabilities	13,164	12,899

Total stockholders' equity	2,794	3,184
Total liabilities and stockholders' equity	$15,958	$16,084
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Monitoring and related services	$1,041	$1,085	$2,087	$2,156
Installation and other	290	198	614	371
Total revenue	1,331	1,284	2,701	2,527
Cost of revenue (exclusive of depreciation and amortization shown separately below)	376	338	784	664
Selling, general and administrative expenses	414	345	867	669
Depreciation and intangible asset amortization	478	501	967	997
Merger, restructuring, integration, and other	12	7	121	13
Loss on sale of business	1	—	1	—
Operating income (loss)	50	93	(39)	184
Interest expense, net	(187)	(155)	(413)	(314)
Loss on extinguishment of debt	—	(67)	(66)	(88)
Other income	2	2	5	3
Loss before income taxes	(135)	(127)	(513)	(216)
Income tax benefit	28	23	106	45
Net loss	$(107)	$(104)	$(407)	$(171)

Net loss per share:
Basic and diluted	$(0.14)	$(0.14)	$(0.54)	$(0.23)

Weighted-average number of shares:
Basic and diluted	761	750	760	753
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Six Months Ended
	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net loss	$(407)	$(171)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	967	997
Amortization of deferred subscriber acquisition costs	45	38
Amortization of deferred subscriber acquisition revenue	(59)	(50)
Share-based compensation expense	48	46
Deferred income taxes	(115)	(48)
Provision for losses on receivables and inventory	78	28
Loss on extinguishment of debt	66	88
Loss on sale of business	1	—
Unrealized loss on interest rate swap contracts	98	9
Other non-cash items, net	77	59
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(95)	(98)
Deferred subscriber acquisition revenue	70	135
Other, net	(145)	(54)
Net cash provided by operating activities	629	979
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(144)	(334)
Subscriber system asset expenditures	(137)	(294)
Purchases of property and equipment	(76)	(84)
Acquisition of businesses, net of cash acquired	(179)	(77)
Sale of business, net of cash sold	(2)	—
Other investing, net	4	1
Net cash used in investing activities	(536)	(788)
Cash flows from financing activities:
Proceeds from long-term borrowings	1,640	1,956
Proceeds from receivables facility	20	—
Repayment of long-term borrowings, including call premiums	(1,674)	(2,250)
Repayment of receivables facility	—	—
Dividends on common stock	(53)	(30)
Repurchases of common stock	—	(150)
Deferred financing costs	(16)	(44)
Other financing, net	(13)	2
Net cash used in financing activities	(96)	(515)

Effect of currency translation on cash	—	1

Net decrease in cash and cash equivalents and restricted cash and cash equivalents	(3)	(323)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	49	367
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$46	$44
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA

	For the Three Months Ended		For the Six Months Ended
(in millions)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(107)	$(104)	$(407)	$(171)
Interest expense, net	187	155	413	314
Income tax benefit	(28)	(23)	(106)	(45)
Depreciation and intangible asset amortization	478	501	967	997
Amortization of deferred subscriber acquisition costs	23	20	45	38
Amortization of deferred subscriber acquisition revenue	(30)	(26)	(59)	(50)
Share-based compensation expense	25	23	48	46
Merger, restructuring, integration and other	12	7	121	13
Loss on sale of business	1	—	1	—
Loss on extinguishment of debt	—	67	66	88
Radio conversion costs, net(1)	5	1	12	1
Financing and consent fees(2)	—	—	5	1
Foreign currency gains(3)	—	—	—	(1)
Acquisition related adjustments(4)	—	5	1	13
Other(5)	(3)	5	(5)	7
Adjusted EBITDA	$563	$630	$1,103	$1,252

Net loss to total revenue ratio	(8.0)%	(8.1)%	(15.1)%	(6.7)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	54.1%	58.1%	52.8%	58.1%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2) Represents fees expensed associated with financing transactions.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) Represents other charges and non-cash items.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Free Cash Flow and Adjusted Free Cash Flow

	For the Three Months Ended		For the Six Months Ended
(in millions)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net cash provided by operating activities	$379	$470	$629	$979
Net cash used in investing activities	(197)	(388)	(536)	(788)
Net cash used in financing activities	(254)	(135)	(96)	(515)

Net cash provided by operating activities	$379	$470	$629	$979
Dealer generated customer accounts and bulk account purchases	(82)	(171)	(144)	(334)
Subscriber system asset expenditures	(72)	(149)	(137)	(294)
Purchases of property and equipment	(42)	(47)	(76)	(84)
Free Cash Flow	182	104	271	267
Net proceeds from receivables facility	19	—	19	—
Financing and consent fees	—	1	5	1
Restructuring and integration payments	6	5	13	8
Integration related capital expenditures	7	1	12	2
Radio conversion costs, net	4	3	7	3
Other, net(1)	13	6	78	10
Adjusted Free Cash Flow	$232	$121	$405	$292
Note: amounts may not add due to rounding
_______________________
(1) The six months ended June 30, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition. This was partially offset by $14 million related to the unrealized portion of a $39 million advance payment received for estimated charge-backs in connection with the Defenders acquisition, of which $14 million was realized during the three months ended March 31, 2020 and $11 million was realized during the three months ended June 30, 2020.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Net Loss Before Special Items

	For the Three Months Ended		For the Six Months Ended
(in millions)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(107)	$(104)	$(407)	$(171)
Merger, restructuring, integration, and other	12	7	121	13
Financing and consent fees(1)	—	—	5	1
Foreign currency gains(2)	—	—	—	(1)
Loss on extinguishment of debt	—	67	66	88
Radio conversion costs, net(3)	5	1	12	1
Share-based compensation expense	25	23	48	46
Interest rate swaps, net(4)	28	5	98	8
Acquisition related adjustments(5)	—	5	1	13
Other(6)	(3)	5	(5)	7
Loss on sale of business	1	—	1	—
Tax adjustments(7)	(16)	(25)	(63)	(39)
Net loss before special items	$(55)	$(16)	$(123)	$(31)
Note: amounts may not add due to rounding
_______________________
(1) Represents fees expensed associated with financing transactions.
(2) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(3) Represents costs, net of any incremental revenue earned, associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(4) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(5) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6) Represents other charges and non-cash items.
(7) Represents tax impact on special items.
Diluted EPS Before Special Items

	For the Three Months Ended		For the Six Months Ended
(in millions, except per share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Diluted EPS (GAAP)	$(0.14)	$(0.14)	$(0.54)	$(0.23)
Impact of special items	0.09	0.15	0.46	0.24
Impact of tax adjustments	(0.02)	(0.03)	(0.08)	(0.05)
Diluted EPS before special items	$(0.07)	$(0.02)	$(0.16)	$(0.04)

Diluted weighted-average number of shares outstanding	761	750	760	753
Note: amounts may not add due to rounding